Exhibit 99.1

Murphy USA Announces Executive Leadership Changes to Drive Next Wave of Advantaged Growth

EL DORADO, Arkansas, February 21, 2024 – Murphy USA Inc. (NYSE: MUSA) (“MUSA” or the “Company”) today announced executive leadership changes effective March 1, 2024.

The Company announced the Board of Directors elected Mindy West to the newly created position of Executive Vice President and Chief Operating Officer. In this elevated role, Mindy will have responsibility for both the Murphy USA and QuickChek brands, including store operations, merchandise, marketing, and fuels. Since the 2013 spin, Mindy has served as Executive Vice President and Chief Financial Officer; in 2018, she assumed responsibilities for all fuels activities. As COO, Mindy will drive strategic initiatives and enhance the performance and profitability of the entire business, including synergistic activities across the brands.

Andrew Clyde, President and CEO of MUSA, commented: “Since our spin-off, Mindy has made her mark on the Company’s outstanding track record of creating shareholder value as CFO and more recently leading our Fuels organization to record profits. As we continue our trajectory and commitment to all stakeholders, she is uniquely positioned to lead and drive the next wave of advantaged growth for the business in this new and critical role.”

Mindy West stated: “Having joined MUSA’s parent company in 1996 as the first Murphy USA was being built, it has been an honor to play key roles in MUSA’s creation at our spin and the subsequent growth of this incredible business. I am excited to take on this new role to harness the potential in front of us and position the Murphy USA and QuickChek brands to win in the future and lead an outstanding group of experienced leaders and dedicated team members who are committed to delivering affordability to our customers.”

The Company also announced Galagher Jeff has been hired as Executive Vice President and Chief Financial Officer. Jeff joins MUSA from Dollar Tree where he has served as SVP FP&A, Treasurer, and Chief Transformation Officer. Prior to Dollar Tree, Jeff was SVP Finance and Head of Strategy Transformation at Advanced Auto Parts. He also spent 11 years at Walmart, including roles as CFO of Walmart.com and VP US Merchandising Strategy, Pricing and Assortment and Business Analytics.
Additionally, Chris Click, current Senior Vice President Strategy and Development, has been promoted to Executive Vice President Strategy, Growth and Innovation where he will take on additional responsibility for Asset Development and Digital Transformation.

“Today’s changes reflect our continued commitment to deliver profitable growth, disciplined capital allocation, and effective leadership development and succession planning,” said Andrew Clyde, President and Chief Executive Officer.

About Murphy USA Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,700 stores located primarily in the Southwest, Southeast, Midwest and Northeast United States. The company and its team of nearly 15,000 employees serve an estimated two million customers each day through its network of retail gasoline and convenience stores in 27 states. The majority of Murphy USA's stores are located in close proximity to Walmart Supercenters. The company also markets gasoline and other products at standalone stores under the Murphy Express and QuickChek brands. Murphy USA ranks 182 among Fortune 500 companies.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul – Vice President of Investor Relations and FP&A
Christian.Pikul@murphyusa.com

Ash Aulds – Senior Manager of Investor Relations and FP&A
Ash.Aulds@murphyusa.com